Exhibit 99.1

Canterbury Park to Temporarily Suspend Operations

Monday, March 16 Due to Concerns about Coronavirus

Priority is guest and team member safety

Shakopee, Minnesota – March 16, 2020 – Canterbury Park Holding Corporation, (NASDAQ: CPHC) (the “Company”), announced today that based on the advice of state and regulatory bodies, it will be temporarily suspending all card casino, simulcast, and special events operations at Canterbury Park at noon today, March 16, 2020 in response to concerns about COVID-19.  The Company’s Board of Directors approved the temporary shutdown on Saturday, March 14 and instructed management to proceed with the suspension of operations as soon as practicable. Canterbury Park has determined this voluntary suspension of activities is in the best interest of the health and safety of its guests and team members and will provide the Company an opportunity to review and update operational best practices and strategies based on what is currently known about this public health situation.

“We are taking this serious step to temporarily suspend operations to ensure the safety and well-being of our team members and guests and to allow our team time to adjust to the climate we are all operating in,” Randy Sampson, Canterbury Park President and CEO, said. “We will continue to monitor developments, relying on information and advice from the Minnesota Department of Health and other government resources, and will make a decision on reopening at the appropriate time.” A number of management and administrative employees will continue to work either remotely or at the Canterbury Park facilities during this period.

The Company will pay all regularly scheduled employees two weeks wages and will also allow them to use any accrued paid time off. Canterbury Park, located in Shakopee, Minnesota, currently has 272 full-time and 624 part-time employees.

Company officials are unaware of any reports of COVID-19 at the property.

“We care about our dedicated Canterbury family of employees, recognizing that this is beyond our collective control and will cause inconveniences for many of them,” Sampson said. “Our goal is to reopen as soon as possible. Meanwhile, we are hopeful the Minnesota Legislature and federal government will take appropriate measures to assist Minnesota companies and affected employees during this difficult time.

“We will continue to communicate directly with our employees and the greater Canterbury Park community as we become aware of new developments and will post updated information on our website as it becomes available.”

Canterbury Park has for 26 seasons conducted a thoroughbred and quarter horse meet each summer. Officials plan to conduct this year’s race meet as scheduled, contingent on the status of this rapidly changing situation.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company offers live racing from May to September. The Card Casino hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons. The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: material fluctuations in attendance at the Racetrack; any ongoing effect that the coronavirus (COVID-19) have may on us as an entertainment venue or on the economy generally; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

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Media Contact:	Investor Contact:
Jeff Maday	Richard Land, Jim Leahy
Media Relations Manager	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cpch@jcir.com
952-292-7524 or jmaday@canterburypark.com